Exhibit 10.8
                                   AGREEMENT

     This Agreement is effective as of the 30th day of April, 1998, by and between TransFinancial Holdings, Inc., a Delaware corporation ("TFH") and Mark
A. Foltz ("Employee").

     RECITALS:

     1. TFH has employed, and desires to continue to employ, Employee to serve as an executive officer.

     2. Based upon prior experiences and current circumstances, Employee has insisted upon financial assurance in the event that, during the term of his employment, a Change of Control (as hereinafter defined) shall occur with respect to TFH.

     3. TFH has concluded that it is in the best interest to assure Employee's continuing dedication notwithstanding the occurrence, which might otherwise be unsettling, of a change in control, and so that Employee may be able, without being influenced by the uncertainties of his own situation, to participate and aid in the analysis of any proposal which might result in a change of control

     NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereby agree as follows:

     AGREEMENTS:

     1. In the event that (1) a Change of Control of TFH and (2) within two years after such Change of Control, Employee's employment with TFH is terminated other than by Employee, for any reason other than Employee's permanent disability, death, normal retirement or Good Cause (as hereinafter defined), or is terminated by Employee, for Stated Cause (as hereinafter defined), TFH shall promptly pay to Employee as termination compensation the amount provided in paragraph 5 hereof.

     2.        For the purposes of this Agreement, "Good Cause" is defined as
(1) conviction of Employee of a felony; (2) fraud committed by Employee against TFH or misappropriation by Employee of the assets of either thereof; of
(3) breach of Employee's duty of loyalty or other fiduciary duty or obligation to TFH, which is not remedied within a reasonable period of time after receipt of written notice specifying the same.

     3.        For purposes of this Agreement, "Stated Cause" is defined as
(1) any changes in Employee's duties and responsibilities or reporting structure (including personnel) for TFH which are not approved by him; (2) involuntary relocation or proposed relocation of Employee from the greater Kansas City area or (3) any reduction in the salary or benefits to which Employee is entitled as of the date of such Change of Control.

     4. For purposes of this Agreement, a Change of Control of TFH shall have occurred if, as the result of the acquisition of the assets or securities of TFH by a single person or group, as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, or a merger, consolidation, contested election of directors or any combination of the foregoing transactions, (a "Transaction"), either of the following shall occur:

          a. The persons who were directors of TFH immediately before the Transaction shall cease to constitute a majority of the board of directors of TFH or of any parent of or successor to TFH, or

          b. Such Person or group becomes the beneficial owner, directly or indirectly of substantially all of the assets of TFH or securities of TFH, representing 30% or more of the combined voting power of TransFinancial then outstanding securities.

     1. The compensation to which Employee shall be entitled pursuant to Paragraph 1 hereof shall be equal to the greater 1.0 times the annual compensation from TFH includible in Employee's gross income, for federal income tax purposes, at the date of the change of control or the date of a later
triggering event.   In no event shall any amount be required to be paid
hereunder that would constitute an "excess parachute payment" within the meaning of S 280G(b) of the Internal Revenue Code.

     2. In the event that Employee's employment terminates after a change in control so as to entitle him to the compensation provided in paragraph 5 hereof, Employee shall be additionally entitled to:

          a. Immediate 100% vesting of all Incentive Compensation provided pursuant under any then existing incentive programs, and

          b. One year of continued participation in medical and life insurance plans of TFH then in effect and in which Employee was participating immediately prior to the Transaction, provided, however, that if there are any limitations on such participation provided in such plans, TFH shall provide Employee during such one-year period equivalent benefits not less favorable to Employee than those to which he would have been entitled as a participant on such plans at the time of the Transaction, except that Employee's entitlement to such participation shall not extend beyond his normal retirement date.

     1. TFH shall pay all reasonable legal fees and expenses incurred by Employee as a result of any contest by TFH of the validity or enforceability of this Agreement.
     2. This Agreement shall inure to the benefit of and be finding upon the parties hereto and their respective legal representatives, successors and assigns, and shall be construed in accordance with and governed by the laws of the State of Kansas.

     3. Notwithstanding that Employee's position with TFH is at-will, Employee's rights hereunder may not be modified or amended, without his written consent, after a Transaction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or cause the same to be executed, by their duly authorized officers, as of the date and year first above written.

                              TRANSFINANCIAL HOLDINGS, INC.


                              BY:   /s/Timothy P. O'Neil

                                        Timothy P. O'Neil, President


                                /s/Mark A. Foltz

                                        Mark A. Foltz